EXHIBIT 99.1

News

June 8, 2011

Caterpillar contact:
Rusty Dunn
Corporate Public Affairs
309-675-4803 office
309-267-2347 mobile
dunn_rusty_l@cat.com

FOR IMMEDIATE RELEASE

Caterpillar Inc. Increases Dividend Rate
And Reaffirms 2011 Outlook

PEORIA, Ill. – The Board of Directors of Caterpillar Inc. (NYSE: CAT) voted today to raise the quarterly cash dividend by two cents to forty-six ($0.46) cents per share of common stock, payable August 20, 2011, to stockholders of record at the close of business, July 20, 2011.

“This dividend increase is another example of Caterpillar’s commitment to increasing value for our stockholders,” said Caterpillar Chairman and Chief Executive Officer Doug Oberhelman.  “In addition to increasing the dividend, our focus on cash flow and the strength of our financial position enabled us to finance the Bucyrus acquisition without the need for equity and is enabling substantial investment to prepare Caterpillar for the developing improvement in the business cycle and to achieve our long-term financial goals,” Oberhelman added.

“It looks like 2011 will be a good year with demand for our products continuing to improve and our focus squarely on execution and controlling costs. As a result, we are reaffirming our financial outlook for 2011. We expect sales and revenues in a range from $52 to $54 billion and profit between $6.25 and $6.75 per share," Oberhelman added.

"As we look ahead there are tremendous opportunities for Caterpillar in all geographies and across our entire product range.  That’s why over the past year we’ve announced a number of investments to increase production capacity and improve product support for our growing base of customers around the world. We have also announced three, large strategic acquisitions, and are investing heavily in product development to position Caterpillar to fully capitalize on these opportunities,” Oberhelman added.

The $0.46 dividend is an increase of five percent over the previous rate of $0.44 per share.  For 18 years in a row, Caterpillar has paid higher dividends to its stockholders, and since 1998, the company's cash dividend has more than tripled.  Including the announcement today, Caterpillar has paid a cash dividend every year since the company was formed in 1925 and has paid a dividend every quarter since November 1933.

About Caterpillar:
For more than 85 years, Caterpillar Inc. has been making sustainable progress possible and driving positive change on every continent. With 2010 sales and revenues of $42.588 billion, Caterpillar is the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines and diesel-electric locomotives. The company also is a leading services provider through Caterpillar Financial Services, Caterpillar Remanufacturing Services, Caterpillar Logistics Services and Progress Rail Services. More information is available at: http://www.caterpillar.com.

Forward-Looking Statements
Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are subject to known and unknown factors that may cause Caterpillar’s actual results to be different from those expressed or implied in the forward-looking statements. Words such as “believe,” “estimate,” “will be,” “will,” “would,” “expect,” “anticipate,” “plan,” “project,” “intend,” “could,” “should” or other similar words or expressions often identify forward-looking statements.  All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance, and Caterpillar does not undertake to update its forward-looking statements.

It is important to note that Caterpillar’s actual results may differ materially from those described or implied in its forward-looking statements based on a number of factors, including, but not limited to: (i) global economic conditions and economic conditions in the industries and markets Caterpillar serves; (ii) government monetary or fiscal policies and government spending on infrastructure; (iii) commodity or component price increases and/or limited availability of raw materials and component products, including steel; (iv) Caterpillar’s and its customers’, dealers’ and suppliers’ ability to access and manage liquidity; (v) political and economic risks associated with our global operations, including changes in laws, regulations or government policies, currency restrictions, restrictions on repatriation of earnings, burdensome tariffs or quotas, national and international conflict, including terrorist acts and political and economic instability or civil unrest in the countries in which Caterpillar operates; (vi) Caterpillar’s and Cat Financial’s ability to maintain their respective credit ratings, material increases in either company’s cost of borrowing or an inability of either company to access capital markets; (vii) financial condition and credit worthiness of Cat Financial’s customers; (viii) inability to realize expected benefits from acquisitions and divestitures, including the acquisition of Bucyrus International, Inc.; (ix) the possibility that the acquisition by Caterpillar of Bucyrus International, Inc. does not close for any reason, including, but not limited to, a failure to obtain required regulatory approvals; (x) international trade and investment policies, such as import quotas, capital controls or tariffs; (xi) the possibility that Caterpillar’s introduction of Tier 4 emissions compliant machines and engines is not successful; (xii) market acceptance of Caterpillar’s products and services; (xiii) effects of changes in the competitive environment, which may include decreased market share, lack of acceptance of price increases, and/or negative changes to our geographic and product mix of sales; (xiv) union disputes or other employee relations issues; (xv) Caterpillar’s ability to successfully implement the Caterpillar Production System or other productivity initiatives; (xvi) adverse changes in sourcing practices of our dealers or original equipment manufacturers; (xvii) compliance costs associated with environmental laws and regulations; (xviii) alleged or actual violations of trade or anti-corruption laws and regulations; (xix) additional tax expense or exposure; (xx) currency fluctuations, particularly increases and decreases in the U.S. dollar against other currencies; (xxi) failure of Caterpillar or Cat Financial to comply with financial covenants in their respective credit facilities; (xxii) increased funding obligations under our pension plans; (xxiii) significant legal proceedings, claims, lawsuits or investigations; (xxiv) imposition of operational restrictions or compliance requirements if carbon emissions legislation and/or regulations are adopted; (xxv) changes in accounting standards or adoption of new accounting standards; (xxvi) adverse effects of natural disasters; and (xxvii) other factors described in more detail under “Item 1A.  Risk Factors” in Part I of our Form 10-K filed with the SEC on February 22, 2011 for the year ended December 31, 2010.  This filing is available on our website at www.caterpillar.com/secfilings.